Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2023, (which includes an explanatory paragraph relating to TLG Acquisition One Corp.’s ability to continue as a going concern) relating to the consolidated financial statements of TLG Acquisition One Corp., appearing in the Registration Statement on Form S-4, as amended, (File No. 333-268349) of TLG Acquisition One Corp. (now known as Electriq Power Holdings, Inc.)

/s/ WithumSmith+Brown, PC

New York, New York
October 20, 2023